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                                                                   EXHIBIT 10.11
                         MAJOR ACCOUNT LICENSE AGREEMENT


           This Agreement, dated as of May 17, 1999 (the "Effective Date"), is made and entered into by and between Selectica, Inc. 2890 Zanker Road, Suite 101, San Jose, California, 95134 ("SELECTICA"), and Aspect Telecommunications, 1730 Fox Drive San Jose, CA 95131("Customer"). SELECTICA and Customer agree as follows:

SECTION 1. DEFINITIONS

           Whenever used in this Agreement, the following terms will have the following specified meanings:

           1.1 "DOCUMENTATION" means the documentation specified in Exhibit A attached hereto and licensed to Customer hereunder, together with any and all new releases, corrections and updates furnished by SELECTICA to Customer under this Agreement.

           1.2 "SOFTWARE" means the computer software specified in Exhibit A attached hereto, in object code form, together with any and all Upgrades furnished by SELECTICA to Customer under this Agreement.

           1.3 "UPGRADES" means all releases, updates and corrections of the Software licensed to Customer hereunder, in object code form, which are published and generally made commercially available by SELECTICA to its licensees of the Software with a change in the integer, tenths or hundredths digit of the version number (e.g., a change form version x.xx to y.xx or x.yx or x.xy). Upgrades shall not include any release, update or correction that has been customized by SELECTICA for use by any particular licensee of the Software or which is made by SELECTICA solely to adopt or reflect the trade dress of any third party.

SECTION 2. SOFTWARE DELIVERY AND LICENSE

           2.1 DELIVERABLES. Upon execution of this Agreement, SELECTICA shall deliver to Customer one reproducible master copy of the Software licensed hereunder to Customer, in object code form, and one copy of the Documentation.

           2.2 GRANT. SELECTICA hereby grants Customer a worldwide irrevocable, nonexclusive, nontransferable, perpetual license to:

               (a) Install and use the Software ordered by Customer hereunder for internal processing requirements of Customer on the number of Customer's servers and/or users then authorized under this Agreement. The number of servers and/or users initially authorized hereunder is set forth in Exhibit A. Customer may increase the



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number of authorized servers and/or users from time to time in unit quantities and upon payment to SELECTICA of the applicable amount as set forth in Exhibit
B.

               (b) Reproduce the Documentation for the Software ordered by Customer hereunder and/or incorporate all or any portion of the Documentation in training materials prepared by the Customer, in each case solely for the use of the Customer and provided that the copyright notices and other proprietary rights legends of SELECTICA are included on each copy of the Documentation and such materials.

               (c) Reproduce and make one copy of the Software for archival and backup purposes.

           2.3 RESTRICTIONS. Customer shall use the Software and Documentation only for the purposes specified in section 2.2 and in accordance with the following:

               (a) Customer shall not modify or prepare derivative works of the Software or Documentation except as expressly permitted in Section 2.2;

               (b) Customer shall not reverse engineer, disassemble or decompose the Software, except to the extent that such acts may not be prohibited under applicable law;

               (c) Customer shall not remove, obscure, or alter any notice of patent, copyright, trade secret, trademark, or other proprietary rights notices present on any Software Documentation;

               (d) Customer shall not sublicense, sell, lend, rent, lease, or otherwise transfer all or any portion of the Software or the Documentation to any third party except as may be permitted in Section 9.4 hereof; and

               (e) Customer shall not use the Software or the Documentation to provide services to third parties, or otherwise use the same on a "service business" basis.

           2.4 COMPLIANCE WITH LAWS. SELECTICA and Customer shall each comply with all applicable laws, regulations, rules, orders and other requirements, now or hereafter in effect, of any applicable governmental authority, in their performance of this Agreement. Without limiting the generality of the foregoing, Customer will comply with all export laws and regulations of the United States in dealing with the Software including its export and use of the Software outside the United States.

           2.5 PROPRIETARY RIGHTS. The Software Documentation contains valuable patent, copyright, trade secret, trademark and other proprietary rights of SELECTICA. Except for the license granted under Section 2.2, SELECTICA reserves all rights to the Software and Documentation. No title to or ownership of any Software or proprietary rights related to the Software or Documentation is transferred to Customer under this Agreement.



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           2.6 PROTECTION AGAINST UNAUTHORIZED USE. Customer shall promptly notify SELECTICA of any unauthorized use of the Software or Documentation licensed to the Customer hereunder which comes to Customer's attention. In the event of any unauthorized use by any of Customer's employees, agents or representatives, Customer shall use its commercially reasonable efforts to terminate such unauthorized use and to retrieve any copy of the Software or Documentation in the possession or control of the person or entity engaging in such unauthorized use. SELECTICA may, at its option and sole expense, monitor any such proceeding and, in such an event, Customer shall provide such information related to such proceeding as SELECTICA may reasonably request.

           2.7 RECORDS. Customer shall ensure that each copy it makes of all or any portion of the Software or the Documentation includes the notice of copyright or other proprietary rights legends appearing in or on the Software or the Documentation delivered to Customer by SELECTICA; shall keep accurate records of the reproduction and location of each copy. SELECTICA may audit, at its sole expense and no more than once a year, Customer's use of the Software, provided that it gives Customer thirty (30) days prior written notice. Any such audit shall be conducted during regular business hours at Customer's facilities and shall not unreasonably interfere with Customer's business activities. All information disclosed by Customer during the course of the audit shall be Confidential Information subject to the provisions of Section 9.15.


           2.8 PRE-IMPLEMENTATION TESTING AND ACCEPTANCE. The pre-implementation testing and acceptance of the Software shall be performed as specified in Exhibit A.

SECTION 3. SUPPORT SERVICES, TRAINING AND MAINTENANCE

           3.1 SUPPORT SERVICES AND TRAINING. Provided Customer has paid SELECTICA the applicable maintenance fee specified in Exhibit B, SELECTICA will provide Customer with the maintenance services and training set forth below. SELECTICA shall continue to offer such maintenance services and training for at least thirty-six (36) months from the installation date of the Software ordered. After such period, SELECTICA reserves the right to change or discontinue from time to time all or any part of the services or systems described below, provided that SELECTICA gives Customer at least six (6) months prior written notice of such change in, or discontinuance of, such services or systems. Software problems shall be classified with their corresponding response times, resolutions and solutions as follows: LEVEL 1: the production development system is down and the product is unusable resulting in total disruption/product outage, response time 2 hours; resolution: 24 hours workaround with engineering working around the clock if a patch is required; solution: fix/incorporate into next release and provide workaround if necessary. -LEVEL 2: a major feature/function failure exists and operation is severely restricted and there is no convenient workaround, response time 4 hours; resolution: 48 hours workaround with fix delivered in monthly patch release; solution: fix/incorporate into next release and provide workaround if necessary. -LEVEL 3: a minor feature/function failure exists; response time 8 hours;



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resolution: workaround with fix delivered in the next release; solution: provide fix or workaround which may be in next major release. -LEVEL 4: a minor problem exists-i.e. documentation, information, enhancement request; response time 24 hours; resolution: answer technical information requests and forward issues to appropriate groups; solution: update with next release.


               (a) Telephone/Fax Support.SELECTICA will provide Customer with telephone support twenty-four hours a day, seven days per week. Customer will ensure that only person(s) properly trained in the operation and usage of the Software and designated by SELECTICA as a contact in accordance with paragraph 3.1(e) below will utilize such telephone support. SELECTICA will provide such telephone assistance relation to the (i) installation and operational use of the Software; (ii) identification and verification of the causes of suspected errors or malfunctions in the Software; and (iii) providing of detours for identified Software errors or malfunctions, where reasonably available to SELECTICA.

               (b) Internet Access. SELECTICA shall furnish Customer with access to (i) SELECTICA's homepage on which SELECTICA will from time to time publish information regarding any then existing defects and other problems related to the Software and detours then discovered, together with information about future Software enhancements and related SELECTICA products and (ii) SELECTICA's electronic mail system by which Customer may send questions to SELECTICA about software. SELECTICA will use reasonable efforts to respond to such inquiries within one (1) business day of receipt.

               (c) Training Services. SELECTICA will authorize a maximum of two Customer employees to contact SELECTICA for telephone and/or fax Support. Each contact must have completed SELECTICA's ACE Basic, ACE Basic Plus and ACE Intensive training courses ("Training Course"), and will be designated as either the primary or backup contact. The Training Course features are described in the most current version of the Selectica Course Description brochure.

           3.2 MAINTENANCE. Provided Customer has paid SELECTICA the applicable maintenance fee specified in Exhibit B, SELECTICA will furnish to Customer within[thirty (30) days after publication, one (1) copy of all Upgrades.

           3.3 OTHER SERVICES. SELECTICA will furnish to Customer the Software customization and/or additional maintenance services and/or training identified in Exhibit C, if any, on the terms and conditions specified therein.

SECTION 4. COMPENSATION

           4.1 LICENSE FEE. Customer will pay SELECTICA the Software license fee according to the payment schedule as specified in Exhibit B.



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           4.2 MAINTENANCE FEE. In consideration for SELECTICA's services set forth in Section 3.1 and 3.2, Customer agrees to pay SELECTICA the maintenance fee in the amount and in accordance with the terms of Exhibit B for the first twelve (12) month period commencing on the Effective Date. Customer may renew the services described in Section 3.1 and 3.2 thereafter on an annual basis by payment of the maintenance fee before the beginning of each new twelve (12) month period After the end of the second twelve (12) month period after the Effective Date, SELECTICA may increase the maintenance fee for subsequent maintenance periods, but the overall increase in the maintenance fee for any twelve (12) month period shall not exceed the increase during the previous twelve (12) month period for the published United States Consumer Price Index. SELECTICA shall give Customer at least sixty (60) days prior written notice of any such change. SELECTICA reserves the right to charge Customer a reinstatement fee to resume such maintenance services if Customer has not continuously maintained such services in effect in accordance with the terms of this Section 4.2.

           4.3 PAYMENT. All fees, charges and other sums payable to SELECTICA under this Agreement will be due and payable on the dates specified in Exhibit B, or within thirty (30) days after invoice date if no date is specified in Exhibit B. Except for the invoice for payments specified in Exhibit B, all invoices shall be issued after the date of acceptance. All monetary amounts are specified and shall be paid in the lawful currency of the United States of America. Customer shall pay all amounts due under this Agreement to SELECTICA at the address set forth herein or such other location as SELECTICA designates in writing. Any amount not paid when due will bear interest at the rate of one and one half percent (1.5%) per month or, the maximum rate permitted by law, whichever is less, determined and compounded on a daily basis from the date due until the date paid. All fees, charges and other sums payable to SELECTICA under this Agreement do not include any sales, use, excise or other applicable taxes, tariffs or duties (excluding any applicable federal and state taxes based on SELECTICA's net income), payment of which shall be the sole responsibility of Customer. Customer shall have the right to challenge, at its sole control and expense, the validity of all applicable taxes and SELECTICA shall assist Customer as necessary, without any additional cost to SELECTICA, in contesting such taxes.

SECTION 5. TERM AND TERMINATION

           5.1 TERM. The term of this Agreement and the license set forth in
Section 2.2 shall commence on the Effective Date and shall end upon the termination of this Agreement pursuant to Section 5.2 or 5.3.

           5.2 TERMINATION BY CUSTOMER. Customer may terminate this Agreement and the license for any reason by providing SELECTICA with sixty (60) days prior written notice.



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           5.3 TERMINATION FOR CAUSE. If either party defaults in the performance of or compliance with any of its material obligations under this Agreement, and such default has not been remedied or cured within thirty (30) days after the other party gives the breaching party written notice specifying the default or, if the nature of the default is such that more than thirty (30) days are required for the cure thereof, and the breaching party fails to commence its effort to cure such breach or default within such thirty (30) days and to diligently prosecute the same to completion thereafter to the other party's satisfaction in its sole discretion, the other party may terminate this Agreement and the license, in addition to its other rights and remedies under law. In the case of termination due to breach by SELECTICA, Customer shall receive a pro-rata refund of maintenance fees for the remaining maintenance term paid for beyond the termination date.


           5.4 POST TERMINATION. Upon termination of this Agreement, Customer shall promptly cease the use of the Software and Documentation and destroy (and in writing certify such destruction) or return to SELECTICA all copies of the Software and Documentation then in Customer's possession or control.

           5.5 SURVIVAL. Sections 2.5, 5.4, 7, 8 and 9 shall survive the termination of this Agreement. Customer shall pay SELECTICA only for those fees still owing up until the date of termination.

SECTION 6. WARRANTIES AND REMEDIES

           6.1 PERFORMANCE WARRANTY AND REMEDY. SELECTICA warrants to Customer that when operated in accordance with the Documentation and other instructions provided by SELECTICA, the Software will perform in all material respects in accordance with the functional specifications set forth in the Documentation (without the need for customization or modification, or delivery of additional services) for a period of ninety (90) days after the date of installation of the Software at the Customer site. SELECTICA also warrants that it shall promptly provide Customer with current, complete and accurate documentation and other user materials, and that all such documentation and user materials shall contain information sufficient to explain the operation of the Software. If the Software fails to comply with the warranty set forth in this Section 6.1, SELECTICA will use reasonable commercial efforts to correct the noncompliance provided that:
Customer promptly notifies SELECTICA of the noncompliance of the Software to the Customer, and SELECTICA is able to reproduce the noncompliance as communicated by Customer to SELECTICA. If after the expenditure of reasonable efforts, SELECTICA is unable to correct any such noncompliance, SELECTICA shall refund to Customer the license fee paid by Customer to SELECTICA for such Software in full satisfaction of Customer's claims relating to such noncompliance upon Customer's return of said Software.



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           6.2 PERFORMANCE WARRANTY LIMITATIONS. The warranties set forth in
Section 6.1 do not apply to any noncompliance of the software resulting from misuse, casualty loss, use or combination of the Software with any products, goods, services or other items furnished by anyone other than SELECTICA (unless otherwise approved by SELECTICA), any modification not made by or for SELECTICA (unless otherwise approved by SELECTICA), or any use of the Software by Customer in contradiction of the terms of this Agreement (unless otherwise approved by SELECTICA).

           6.3 ADDITIONAL SOFTWARE WARRANTIES. SELECTICA further warrants that:
(1) the SELECTICA Software shall be free from any and all defects in material of the media in which the Software is delivered; and (2) SELECTICA has checked for viruses in the Software using commercially available virus checking software consistent with standard industry practice; and (3) that the Software does not and shall not contain at the time issued or delivered by SELECTICA to Customer a device for monitoring the use of the Software at any time, or contain any program, routine, device, or other undisclosed feature, including, without limitation, time-bomb, virus, software lock, drop dead device, malicious logic, worm, Trojan horse, or trap door that is designed to delete, disable, deactivate, interfere with or otherwise harm the Software or Customer's hardware, data, or other software, or that is intended to provide access or produce modifications not authorized by the Customer (collectively "Disabling Procedures"). Such Disabling Procedures warranty is intended to apply regardless of whether such Disabling Procedures are authorized by SELECTICA to be included in such Software. If SELECTICA incorporates into the Software any software or routines supplied by other vendors, licensors, or contractors, SELECTICA shall obtain comparable warranties from such providers or SELECTICA shall take appropriate action to ensure that such Software or routines are free of Disabling Procedures. If the Software fails to comply with the warranty set forth in this Section 6.3, SELECTICA will use reasonable commercial efforts to correct the noncompliance. If after the expenditure of reasonable efforts, SELECTICA is unable to correct any such noncompliance, SELECTICA, in addition to all other remedies that might be available, shall refund to Customer all or an equitable portion of the license fee paid by Customer to SELECTICA for such Software. Notwithstanding the foregoing remedies, SELECTICA agrees to notify the Customer immediately upon discovery of any Disabling Procedures that are or may be included in the Software that have been issued or delivered to the Customer, and if the Disabling Procedures are discovered or reasonably suspected to be present in the Software, SELECTICA agrees to take action immediately, at its own expense, to identify and eradicate (or to equip Customer to identify and eradicate) such Disabling Procedures and carry out any recovery necessary to remedy any impact of such Disabling Procedures.

           6.4 PASS-THROUGH WARRANTY. SELECTICA warrants that it shall pass-through or assign to Customer any and all third party warranties which SELECTICA receives in connection with any Software licensed to the Customer, to the extent that Customer's agreements with such third parties permit such pass-through.



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           6.5 SERVICES WARRANTY. SELECTICA warrants that it shall perform the consulting, training, support, maintenance and all other professional services hereunder in a timely, professional and workmanlike manner, using individuals of suitable training and skill, in accordance with the highest industry standards. In addition to any other remedies available to Customer for breach of this warranty, SELECTICA shall promptly re-perform the services as warranted, or if unable to do so, refund the applicable fees paid for the unsatisfactory services.

SECTION 7. INTELLECTUAL PROPERTY RIGHTS INDEMNITY

           SELECTICA agrees, at its own expense, to defend, indemnify and hold harmless Customer for , and at its opinion to settle, any and all claims, demands, litigation, liabilities or actions brought against Customer on the issue of infringement of any United States or United Kingdom patent, copyright, trademark, trade secret or any other intellectual property right of any third party by the Software as used within the scope of this Agreement, and to pay all damages, expenses and costs, including reasonable attorney's fees, which may be assessed against Customer under any such claim, demand, litigation, liability or action. SELECTICA shall be released from the foregoing obligation unless Customer provides SELECTICA with (i) prompt written notice after Customer first becomes aware of such a claim, demand, litigation, liability or action; (ii) sole control and authority over the defense or settlement thereof (Customer shall, at its sole expense, have the right to employ separate counsel to monitor the defense and settlement of the claim thereof); and (iii) proper and full information as is reasonable, and reasonable assistance to settle and/or defend any such claim or action. Without limiting the forgoing, if a final injunction is, or SELECTICA believes, in its sole discretion, is likely to be, entered prohibiting the use of the Software by Customer as contemplated herein, SELECTICA will, at its sole option and expense, either (a) procure for Customer the right to use the infringing Software as provided herein or (b) replace the infringing Software with noninfringing, functionally equivalent products, or (c) suitably modify the infringing Software so that it is not infringing, with no loss of functionality; or (d) in the event (a), (b) and (c) are not commercially reasonable, terminate the license, accept return of the infringing Software and refund to Customer the license fee paid therefor, reduced by an amount equal to the depreciated portion of the payments calculated on a five (5) year straight line basis. Except as specified above, SELECTICA will not be liable for any costs or expenses incurred without its prior written authorization, not to be unreasonably withheld. Notwithstanding the foregoing, SELECTICA assumes no liability for infringement claims arising from (i) combination of the Software with the other products not provided by SELECTICA, but not covering the Software alone, unless SELECTICA has approved of such combination or (ii) any modifications to the Software unless such modification was approved by, or was made, by SELECTICA. THE FOREGOING PROVISIONS OF THIS SECTION 7 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF SELECTICA AND THE EXCLUSIVE REMEDY OF



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CUSTOMER, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT,
COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE SOFTWARE.

SECTION 8. DISCLAIMER WARRANTY AND LIMITATION OF LIABILITY

           8.1 DISCLAIMER OF WARRANTIES. EXCEPT AS SET FORTH ININ THIS AGREEMENT AND ALL ATTACHMENTS REFERENCED HEREIN, SELECTICA MAKES NO WARRANTIES WHETHER EXPRESSED, IMPLIED OR STATUTORY REGARDING OR RELATING TO THE SOFTWARE OR THE DOCUMENTATION OR ANY MATERIALS OR SERVICES FURNISHED OR PROVIDED TO CUSTOMER UNDER THIS AGREEMENT. SELECTICA SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, AND SATISFACTORY QUALITY WITH RESPECT TO THE SOFTWARE, DOCUMENTATION AND ANY OTHER MATERIALS AND SERVICES PROVIDED BY SELECTICA HEREUNDER, AND WITH RESPECT TO THE USE OF THE FORGOING.

           8.2 LIMITATION OF LIABILITY. EXCEPT AS SET FORTH IN SECTION 7, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, COST TO RECOVER, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THE FURNISHING, PERFORMANCE OR USE OF THE SOFTWARE, DOCUMENTATION OR ANY MATERIALS OR SERVICES PERFORMED HEREUNDER, WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTUOUS CONDUCT, INCLUDING NEGLIGENCE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT AS SET FORTH IN SECTION 7, EACH PARTY'S LIABILITY UNDER THIS AGREEMENT FOR DAMAGES WILL NOT, IN ANY EVENT, EXCEED THE AGGREGATE AMOUNT PAID BY THE CUSTOMER TO SELECTICA UNDER THIS AGREEMENT.

SECTION 9. MISCELLANEOUS

           9.1 NONDISCLOSURE OF AGREEMENT. Each party shall not disclose the terms of this Agreement or the ongoing business relationship initiated by this Agreement except as required by law or governmental regulation without the other party's prior written consent, except that each party may disclose the terms of this Agreement on a confidential basis to its accountants, attorneys, parent organizations and financial advisors and lenders.



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           9.2 This item not used.

           9.3 NOTICES. Any notice or other communication under this Agreement given by either party to the other will be deemed to be properly given if given in writing and delivered in person or facsimile, if acknowledged received by return facsimile or followed within one day by a delivered or mailed copy of such notice, or if mailed, properly addressed and stamped with the required postage, to the intended recipient at its address specified in this Agreement. Either party may from time to time change its address for notices under this Section by giving the other party notice of the change in accordance with this
Section 9.3.

           9.4 ASSIGNMENT. Each party shall not assign (directly, by operation of law or otherwise) this Agreement or any of its rights under this Agreement without the prior written consent of the other party, not to be unreasonably withheld, except that each party may assign all, but not part, of this Agreement and the Software and Documentation then in its possession or control to the successor of Customer in a merger or other similar corporate reorganization outside of the course of Customer's normal business operations or to the purchaser of substantially all of Customer's assets, provided such successor or purchaser agrees in writing to comply with the terms of this Agreement. Notwithstanding the foregoing, SELECTICA shall not in any instance assign its service obligations under Section 3 and Exhibit C of this Agreement without the prior written consent of the Customer. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and assigns.

           9.5 NONWAIVER. Any failure of either party to insist upon or enforce performance by the other party of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement will not be interpreted or construed as a waiver or relinquishment of such party's right to assert or rely upon such provision, right or remedy in that or any other instance.

           9.6 ENTIRE AGREEMENT. This Agreement and all of its Exhibits referenced herein constitute the entire agreement, and supersede any and all prior agreements, between SELECTICA and Customer relating to the Software, Documentation, services and other items subject to this Agreement. No amendment of this Agreement will be valid unless set forth in a written instrument signed by both parties.

           9.7 GOVERNING LAW, JURISDICTION ANDNON-BINDING MEDIATION. The rights and obligations of the parties under this Agreement shall not be governed by the 1980 UN Convention on Contracts for the International Sale of Goods, but instead shall be governed by and construed under the laws of the State of California, including its Uniform Commercial Code, without reference to its conflict of laws principles. In the event of any controversy, claim or dispute between the parties arising out of or relating to this Agreement, such controversy, claim or dispute may be tried solely in a state or federal court for Santa Clara County, California, and the parties hereby irrevocably



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consent to the jurisdiction and venue of such courts. Except as otherwise provided in this Agreement, no civil action with respect to any dispute, claim or controversy arising out of or in connection with this Agreement may be commenced until the matter has been submitted to JAMS/ENDISPUTE, or its successor, for mediation. Either party may commence mediation by providing to JAMS/ENDISPUTE and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS/ENDISPUTE and each other in selecting a mediator from JAMS/ENDISPUTE's panel of neutrals, and in scheduling the mediation proceedings. The parties agree to participate in the mediation in good faith, and to share equally its costs. All conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS/ENDISPUTE employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding between the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Notwithstanding the foregoing, either party may seek equitable relief from a court of competent jurisdiction prior to the mediation in order to protect its Intellectual Property Rights. Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or 45 days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action, if the parties so desire. The provisions of this Section 9.7 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.

           9.8 LANGUAGE. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding to the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

           9.9 APPLICABILITY OF PROVISIONS LIMITING SELECTICA'S LIABILITY. The provisions of this Agreement under which the liability of each party is excluded or limited, shall not apply to the extent that such exclusions or limitations are declared illegal or void under any applicable laws, unless the illegality or invalidity is cured under such laws by the fact that the law of California governs this Agreement.

           9.10 YEAR 2000 COMPLIANCE WARRANTY. SELECTICA represents and warrants that the Software as delivered will operate prior to, during, and after, the calendar year 2000 A.D. without error relating to date data, specifically including but not limited to any error relating to calculations (including leap year calculations), sorting, interpretation, processing or acceptance of date data which represents or references different centuries or more than one century and loss of functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, provided that all hardware, firmware and other software used in conjunction with the Software properly



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exchanges accurate and properly formatted date data with the Software. SELECTICA represents and warrants that the Software only responds to four-digit year values in the range of 0000 to 9999. SELECTICA further warrants that for any technical support provided by SELECTICA for the Software, the level of such technical support shall not be materially impacted by the Year 2000. SELECTICA shall promptly notify Company in writing if it discovers that any of the Software, or any portions thereof, are not Year 2000 Compliant. If the Software fails to comply with the warranty set forth in this Section 12, SELECTICA will use reasonable commercial efforts to correct the noncompliance by repair, replacement, reconfiguration, or workaround (with no loss of functionality), provided that Customer notifies SELECTICA of the noncompliance within the Year 2000 Warranty Period, and SELECTICA is able to reproduce the noncompliance as communicated by Customer to SELECTICA. If after the expenditure of reasonable efforts, SELECTICA is unable to correct any such noncompliance, SELECTICA may refund to Customer the license fee paid by Customer to SELECTICA for such Software in full satisfaction of Customer's claims relating to such noncompliance upon Customer's return of said Software. The foregoing Year 2000 Compliance Warranty shall expire on December 31, 2000.


           9.11 SOURCE CODE ESCROW

SELECTICA agrees to keep, and maintain current, a copy of the source code and relevant materials (hereinafter referred to as "Escrow Materials") for the Software in Escrow with Fort Knox (the "Escrow Agent"). A copy of the Escrow Materials for each maintenance release or new version of the Software licensed hereunder will also be delivered to the Escrow Agent to be held in escrow; provided, however, that SELECTICA need not update the Escrow Materials more frequently than either twice per year or upon release of a new version of the Software.

           SELECTICA shall enter into an agreement with the Escrow Agent, under which Customer shall be a beneficiary, setting out the terms of this Section 9.11, and further providing that upon notification by Customer of the occurrence of an event described in Paragraph (a) below and Customer's requesting delivery of the Escrow Materials, the Escrow Agent shall give notice thereof to SELECTICA. If SELECTICA does not challenge the request within thirty (30) days of receipt of such notice, the Escrow Agent may proceed; otherwise, the matter shall be referred to arbitration, as described in the escrow agreement.

               (a) SELECTICA's agreement with the Escrow Agent shall provide that a copy of the Escrow Materials for the Software will be delivered to Customer by the Escrow Agent in the event that (i) SELECTICA (or its successors or assigns) ceases doing business as a going concern, (ii) an involuntary bankruptcy petition is not discharged within sixty (60) days after SELECTICA receives notice of the filing of the petition or (iii) SELECTICA discontinues supporting the software for any reason.

               (b) Upon delivery of the Escrow Materials to Customer, Customer shall have a nontransferable, nonexclusive license to use the Escrow Materials to support and maintain the Software for existing sublicenses and for no other purpose Customer shall retain a right to deploy additional licenses for use subject to the license provisions of this agreement. SELECTICA shall retain all ownership right, title and interest in and to the Escrow Materials, including all patents, copyrights, trademarks, trade secrets and other intellectual property rights inherent therein. Customer shall maintain the Escrow Materials in the strictest confidence and disclose them to employees only as necessary to exercise its rights granted herein. The object code derived from the source code is subject to the same restrictions as apply to the Software distributed under this Agreement.

           9.12 FORCE MAJEURE. Neither party will be liable for, or be considered to be in breach of or default under this Agreement as a result of any cause or condition beyond such party's reasonable control.

           9.13 SEVERABILITY. In the event that any provision of this Agreement (or any portion hereof) is determined by a court of competent jurisdiction to be illegal, invalid, or otherwise unenforceable, such provision (or part thereof) will be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, will be deemed to be severed and deleted from this Agreement, while the remainder of this Agreement will continue in full force and remain in effect according to its stated terms and conditions.

           9.14 PREVAILING PARTIES. In any suit or proceeding between the parties, arising out of or involving this Agreement, the prevailing party shall be entitled to recover its costs and expenses related to such suit or proceeding, including reasonable attorney's fees. The provisions of this Section
9.14 shall survive expiration, cancellation or termination of this Agreement.

           9.15 CONFIDENTIAL INFORMATION. By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information will be limited to: planning, pricing and offerings for products and services; other product information including but not limited to configuration and packaging details; terms and pricing under this Agreement; all information clearly identified or marked as confidential; and all information identified elsewhere in this Agreement as Confidential Information. A party's Confidential Information will not include information that: (i) is or becomes generally known to the public through no act or omission of the other party; (ii) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (iv) is independently developed by the other party without use of or reference to the other party's Confidential

Information. The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of three (3) years after termination of this Agreement. The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party for any purpose except to the extent necessary to exercise its rights under this Agreement and to treat Confidential Information of the other party with the same degree of care with which it would treat its own confidential information of a like nature, and in no case with less than a reasonable degree of care. It shall not be a breach of this section if Confidential Information is disclosed pursuant to subpoena or other compulsory judicial or administrative process, provided the party served with such process promptly notifies the other party and provides reasonable assistance so that the other party may seek a protective order against public disclosure. Each party agrees to limit the disclosure of Confidential Information to those of its employees and agents who have a need to know such Confidential Information, and each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement. Each party agrees not to use the other party's Confidential Information for any purpose other than the performance of this Agreement.

           9.16 RELATIONSHIP OF THE PARTIES. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties; the parties shall at all times be and remain independent contractors. Except as expressly agreed by the parties in writing, neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever.

           9.17 TITLES AND HEADINGS/CLERICAL ERRORS. The title and section headings of this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. Clerical errors are subject to correction by mutual agreement of the parties.

           9.18 ACCEPTANCE. Neither this Agreement nor any of its EXHIBITs will become effective until signed by the authorized officers of both parties designated below at their offices in San Jose, California.


SECTION 10 INSURANCE

           10.1 INSURANCE. SELECTICA shall provide Customer, prior to the commencement of this Agreement, with a signed original Certificate of Insurance. Customer shall be named as Additional Insured on all liability coverages. SELECTICA shall maintain insurance throughout the life of this Agreement as follows:

           PRIMARY LIABILITY. Commercial General Liability insurance shall be with limits not less than $2,000,000 Per Occurrence and $2,000,000 General Aggregate. PROFESSIONAL LIABILITY. There shall be at least $5,000,000 of Professional Liability to cover errors or omissions. This shall include Electronic Errors and Omissions coverage for hardware and software. AUTO LIABILITY. Primary Automobile Liability shall be with limits not less than $1,000,000 per occurrence covering owned and non-owned vehicles. EXCESS LIABILITY. Excess liability shall be provided on an umbrella form excess of the primary liability policies, with limits not less than $5,000,000 each occurrence. WORKMEN'S COMPENSATION. The Employer's Liability limits shall be $1,000,000. All of the foregoing policies shall be on an "occurrence" basis unless otherwise expressly stated. All such coverages shall remain in full force and effect during the initial term of the Agreement and any renewal thereof. Customer shall be notified 30 days prior to any coverage cancellation.

In Witness whereof, the parties have executed this Agreement by their duly authorized representatives.

SELECTICA, INC.                               ASPECT TELECOMMUNICATIONS
                                    --------------------------------------------
("SELECTICA")                       ("Customer")

By: /s/ [ILLEGIBLE]                     By: /s/ KATHY CRUZ
   ---------------------------------       -------------------------------------

Print name:    [ILLEGIBLE]              Print name:  KATHY CRUZ
           -------------------------               -----------------------------

Title:     VICE PRESIDENT               Title: SENIOR VICE PRESIDENT-CIO
      ------------------------------          ----------------------------------

Date:      5-25-99                      Date     24 MAY 1999
     -------------------------------        ------------------------------------

Address:    2890 Zanker Road            Address:  1730 Fox Drive
        ----------------------------            --------------------------------

            Suite 101
        ----------------------------            --------------------------------
            San Jose, CA  95134                   San Jose, CA  95131
        ----------------------------            --------------------------------
Telephone #:    (408) 570-9700          Telephone #:   408-325-4180
            ------------------------                ----------------------------
Facsimile #:    (408) 570-9705          Facsimile #:   408-325-4004
            ------------------------                ----------------------------

                                    EXHIBIT A

                    DESCRIPTION OF SOFTWARE AND DOCUMENTATION

                                LICENSED SERVERS

Description                                                    Quantity Licensed
-----------                                                    -----------------
ACE Enterprise Server, including Documentation
           Single CPU                                                   None

           Dual CPU                                                     1 (One)
ACE Enterprise Pro Server, including Documentation

           Single CPU                                                   None

           Dual CPU                                                     1 (One)


           Single CPU-Test and Development                              1 (One)

           Server Manager                                               None

 ACE Quoter, including Documentation
           Single CPU                                                   None

           Dual CPU                                                     1 (One)

           ACE Connector (Oracle)                                       1 (One)

                                 LICENSED USERS

ACE Studio - Number of Licensed Users
           Including Documentation                                      4(Four)

ACE Mobile Docker  - Number of Licensed Users
           Including Documentation                                      250

ACE Framework  - Number of Licensed Users
           Including Documentation                                      250


Note 1: Additionally purchased seats of ACE Mobile shall be priced at $[*] per seat.

Note 2: Customer shall have the right to install an additional 4 ACE Studio seats above the licensed four (4) during the twelve month period following the acceptance date of the software. If these four seats of ACE Studio are installed during the twelve (12) month period following "Acceptance", these seats shall be considered "licensed".

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Note 3: If during the initial twenty-four month period following "acceptance", Customer elects to deinstall the ACE Mobile Seats from the Customer workstations, and reimplement the software on those user environments as an "HTML" application utilizing the ACE Enterprise Server as the Internet application server, Customer shall have the licensed right to install the licensed ACE Enterprise Server and licenced ACE Quoter Server on Four-processor servers, rather than the licensed dual processor servers.

Note 4: It is understood by Customer and SELECTICA that Customer shall receive the Selectica Software products defined as ACE Application Framework and ACE Studio HTML Editor when these products are made generally available to the marketplace by Selectica. There shall be no extra charge for software licensing or annual maintenance for these Software products. Selectica is utilizing both of these Selectica Software products in the development of the Aspect Statement of Work.

           PRE-IMPLEMENTATION TESTING AND ACCEPTANCE OF THE SOFTWARE.

Prior to the delivery of the Software to the Customer, Selectica shall develop testing procedures and provide them to Customer for its approval, such approval not to be unreasonably withheld. Such testing procedures shall be sufficient to test the functionality of the Software in Customer's operating environment and using Customer's data. Within ten (10) days after installation of the Software is completed, such testing procedures shall be applied and, if such procedures are satisfied and the Software otherwise conforms to the requirements of this Agreement, Selectica shall so certify to Customer. Unless Customer has notified Selectica of a material defect in the Software that has not yet been cured, the Software shall be deemed accepted thirty days after the date of receipt by Customer of such certification. Acceptance of the Software shall not affect any warranties still in effect under this Agreement. Customer shall incur no additional fees under these pre-implementation testing and acceptance provisions.

                                    EXHIBIT B

                          LICENSE AND MAINTENANCE FEES

1. License Fee. $[*]

2. Maintenance Fee. Maintenance fees are due in advance on an annual basis. Maintenance fees for the use of the Software on any additional servers or workstations licensed subsequent to the Effective Date will be payable concurrently with the additional server or user license fee on a pro-rated annual basis.

           Annual maintenance and upgrade support   $[*]

           Note: Per Section 4.2 of this Agreement, maintenance fees of $[*] annually will remain fixed at $[*] per annum for Year #1 and Year
           #2 beginning August 1, 1999. Effective August 1, 2001, annual maintenance fee increases will be limited to the annual increase for the preceding 12 month period in the United States Consumer Price Index.



3. PAYMENT SCHEDULE:

Selectica will invoice for payments shown in this Exhibit A upon receipt of the accepted Agreement. Customer agrees to remit payments according to the following payment schedule:

May 26, 1999                   Software                       $[*]
Aug 1, 1999                    Annual Maintenance             $[*]


[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                    EXHIBIT C

                        ADDITIONAL SERVICES AND TRAINING

SELECTICA INC. CONSULTING SERVICES: GENERAL TERMS AND CONDITIONS

--------------------------------------------------------------------------------

1. The services that Selectica will perform as a "Work for Hire" for Customer (the "Services") are described on the attached Statement of Work and Authorization, and in any further Statement of Works entered into by Selectica and Customer referencing this Statement of Work, in accordance with the terms and conditions of this Exhibit C and the Major Account License Agreement (License Agreement) that this Exhibit C is incorporated by reference thereto.


2. Customer will pay Selectica for Services actually rendered at the Billing Rate stated in the applicable Statement of Work, and for all reasonable travel, lodging and other out-of-pocket expenses incurred in the course of performing the Services. Expenses will be incurred and documented in accordance with Customer's standard policies. Selectica shall submit invoices identifying the Statement of Work, the Services provided, applicable Billing Rate(s) and expenses. Any taxes incurred in connection with Services (other than taxes imposed on Selectica's earnings generally or referred to in Section 3 below) will be billed to, and paid by Customer in addition to Project Fees and Expenses. SELECTICA shall render monthly invoices for the Service Fees earned for the proceeding month. Payment is due within thirty (30) days of the invoice date for a correct, complete and accurate invoice accompanied by appropriate backup documentation reasonably requested by Customer. Selectica may suspend work and withhold Deliverables in the event a properly submitted and valid invoice is not paid within thirty days of notice of nonpayment, and may charge interest at a rate of one percent per month on any outstanding balance more than forty-five days overdue.

3. Selectica is an independent contractor, and no Statement of Work shall be construed to create an employment relationship between the parties, whether for tax or any other purpose. Neither party shall have the right to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other party. Selectica and its personnel shall not be considered employees of Customer. SELECTICA shall not have the right to subcontract any and all Services under this Agreement to third parties unless Customer has approved such subcontracting in writing. Selectica will, during the term of this Agreement, maintain at Selectica's expense all necessary insurance for its personnel, including but not limited to worker's compensation, disability, unemployment insurance, and general liability insurance. Selectica will provide Customer with certification of insurance upon request. Selectica will be responsible for employment taxes, worker's compensation, disability, or unemployment compensation insurance, premiums or claims levied upon or attributable to the services rendered by Selectica, and Selectica's personnel, including but not limited to, all state and federal FICA, worker's compensation, disability, unemployment, withholding taxes, premiums and claims.



4. Under the Services provided hereunder, Selectica may develop or prepare and provide Customer with software corrections, scripts, triggers, other modifications or enhancements, technical documentation, reports, analysis or other deliverables ("Deliverables"). Selectica shall complete and deliver the Deliverables to Customer according to the delivery schedule and in conformance with the specifications described in the applicable Statement of Work. Customer shall evaluate such Deliverables and shall submit a written acceptance or rejection of to Selectica within fifteen (15) days after Customer's receipt of the Deliverables. Conformity to specifications and Selectica's warranties herein shall solely determine Customer's right to accept or reject any Deliverable. If rejected, Selectica shall promptly correct the Deliverable. If Selectica fails to correct the Deliverable within fifteen (15) days after notice of rejection, Customer may terminate the applicable Statement of Work to this Agreement and receive a full refund of amounts paid under such Statement of Work. If, subject to the fixed cost bid criteria incorporated into the Statement of Work, the Deliverable is not delivered on the due date specified in the applicable Statement of Work, or if the Deliverable does not meet the specifications in such Statement of Work, then Customer may, at its option, and upon written notice to Selectica, terminate the applicable Statement of Work for a full refund of amounts paid under such Statement of Work.

5. The Services have been specially ordered and commissioned by Customer as a "Work Made for Hire" and the Deliverables may be incorporated in existing Customer works as a compilation or collective work. The parties agree that all copyrights in the Deliverables shall be owned by Customer. However, the parties acknowledge that certain intellectual property of Selectica, including copyrights and trademarks, which existed prior to the Agreement and prior to the Services ("Pre-Existing Assets") may be incorporated in the Deliverables, and Selectica shall own and retain all Pre-Existing Assets in such elements of the Deliverables. The parties acknowledge that the intellectual property rights in and to the Software referenced in the License Agreement shall be Pre-Existing Assets. Subject only to payment of applicable Project fees, expenses and taxes, Customer is granted an irrevocable, unlimited (subject to the provisions of Exhibit A to the License Agreement), world wide, royalty free, non-exclusive, freely transferable right and license to use the Pre-Existing Assets only in conjunction with the Deliverables. No other rights in or to the Pre-Existing Assets, including but not limited to any right to use them independently of the Deliverables, are granted or implied. Subject to the foregoing provisions of this Section 4 of this Exhibit C, Selectica hereby assigns to Customer, its successors and assigns, all rights, title and interest in and to the Deliverables including, without limitation the following:
        (i) any U.S. copyrights that Selectica may acquire in the Deliverables and all copyrights and equivalent rights in the Deliverables throughout the world; and (ii) all rights in and title to any inventions, ideas, designs, concepts, techniques, discoveries, or improvements, whether or not patentable, which are first developed in the course of Selectica's creation of the Deliverables, including but not limited to all trade secrets, utility and design patent rights; and (iii) any documents, magnetically or optically encoded media, or other materials created by Selectica under this Agreement. Subject to the provisions of this
        Section 4, Selectica shall execute and deliver such instruments and take such other action as may be requested by Customer to perfect or protect Customer's rights in the Deliverables and to carry out the assignments contemplated above. 6. Selectica warrants that the Services will be performed as described in the Statement of Work by appropriately trained and qualified personnel using reasonable skill and diligence performed in a professional workmanlike manner in accordance with the highest industry standards; provided, however, that (i) Selectica shall have received written notice of the work that Customer claims does not conform to the foregoing warranty within thirty days of the date on which the work was completed, and (ii) Customer's sole remedy and Selectica's sole obligation in the event of a breach of the foregoing warranty shall be to either re-perform the nonconforming work or to refund the Project Fees and Expenses incurred by the Customer for the nonconforming work. EXCEPT FOR THE FOREGOING SENTENCE, SELECTICA DOES NOT MAKE ANY GUARANTY, WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO QUALITY, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT).

7. Selectica shall defend, indemnify and hold harmless Customer from any claim, suit or proceeding, and pay any settlement amounts or damages and costs (including reasonable attorney's fees) awarded by a court of final jurisdiction, against Customer arising out of claims, suits or proceedings by third parties that a Deliverable infringes any copyright, patent, trademark, trade secret or any other intellectual property right. The foregoing indemnification obligation (i) shall only apply to a Deliverable for which Customer has paid all applicable fees; and (ii) shall not apply to any claim of infringement based on any modification of the Deliverable (unless approved by Selectica) or the combination, operation or use of the Deliverable with materials not supplied by Selectica (unless approved by Selectica). In the event of a claim of infringement, Selectica shall have the option, at its expense (i) to procure for Customer the right to continue using the infringing Deliverable, (ii) to replace such Deliverable with a non-infringing product substantially similar in features and functionality in all material respects, (iii) to modify such Deliverable to make it non-infringing without materially affecting features or functionality, or (iv) to grant to Customer a refund of the fees for such Deliverable in exchange for its return. This section constitutes the entire and exclusive obligation of Selectica with respect to any infringement of any intellectual property right.

8. As a condition to the foregoing, the Customer must (i) promptly notify Selectica in writing of the claim, suit or proceeding for which indemnification is sought, (ii) permit Selectica to have sole control, and (iii) reasonably cooperate with Selectica in the defense or settlement of the claim, suit or proceeding. Customer shall have the right to retain its own counsel, at its sole expense, to monitor the claim, suit or proceeding.

9. NEITHER PARTY SHALL BE LIABLE FOR (I) SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, TORT OR COVER DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF PROFITS, DATA, BUSINESS OR GOODWILL, WHETHER OR NOT ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES, OR
        (II) MONETARY DAMAGES IN EXCESS OF THE AGGREGATE FEES AND EXPENSES PAID BY CUSTOMER UNDER THE STATEMENT OF WORK OR AUTHORIZATIONS THAT DIRECTLY RELATE TO THE CLAIM OR CLAIMS OUT OF WHICH THE DAMAGES HAVE ARISEN. The amount of any monetary damages to which Selectica may be entitled is in addition to, and not in lieu of, the fees, expenses and other amounts due Selectica from Customer. The limitation on the amount of monetary damages shall not apply to the indemnification obligations set forth in
        Section 7 above.

10.     Either party may terminate a Statement of Work at any time on thirty
        (30) days prior written notice; provided that upon termination Customer shall pay Selectica for Services, work-in-progress and expenses incurred prior to the effective date of termination. Upon the termination of a Statement of Work, the parties shall return any Confidential Information received in tangible form, and Selectica shall deliver to Customer all documents and other materials received from Customer in the course of providing Services under the Statement of Work and, to the extent paid for by Customer, copies of all Deliverables or portions of Deliverables prepared pursuant to the Statement of Work. The General Terms and Conditions shall survive the termination of any Statement of Work.

11. General Terms and Conditions and the applicable Statement of Work constitute the entire agreement between the parties and supersede all previous negotiations, agreements, and other communications, whether oral or written, relating to the subject matter of this Agreement. Any variance from or addition to the terms of this agreement contained in any purchase order or other written notification will be of no effect. This agreement may not be assigned by either party without the prior written consent of the other, except for assignments by Customer to affiliated entities, may not be modified in any way except in writing signed by both parties and shall be governed by California law. The invalidity or unenforceability of one or more provisions of this agreement shall not affect the validity or enforceability of any of the other provisions and this agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. The terms and conditions of the referenced License Agreement shall also apply.

           11. YEAR 2000 COMPLIANCE WARRANTY. SELECTICA represents and warrants that the Deliverables as delivered will operate prior to, during, and after, the calendar year 2000 A.D. without error relating to date data, specifically including but not limited to any error relating to calculations (including leap year calculations), sorting, interpretation, processing or acceptance of date data which represents or references different centuries or more than one century and loss of functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, provided that all hardware, firmware and other software used in conjunction with the Deliverables properly exchanges accurate and properly formatted date data with the Deliverables. SELECTICA represents and warrants that the Deliverables only respond to four-digit year values in the range of 0000 to 9999. SELECTICA further warrants that for any technical support provided by SELECTICA for the Deliverables, the level of such technical support shall not be materially impacted by the Year 2000. SELECTICA shall promptly notify Customer in writing if it discovers that any of the Deliverables, or any portions thereof, are not Year 2000 Compliant. If the Deliverables fail to comply with the warranty set forth in this Section 11, SELECTICA will use reasonable commercial efforts to correct the noncompliance by repair, replacement, reconfiguration, or workaround (with no loss of functionality), provided that Customer notifies SELECTICA of the noncompliance within the Year 2000 Warranty Period, and SELECTICA is able to reproduce the noncompliance as communicated by Customer to SELECTICA. If after the expenditure of reasonable efforts, SELECTICA is unable to correct any such noncompliance, SELECTICA may refund to Customer the license fee paid by Customer to SELECTICA for such Deliverables in full satisfaction of Customer's claims relating to such noncompliance upon Customer's return of said Deliverables. The foregoing Year 2000 Compliance Warranty shall expire on December 31, 2000.


ACT

Aspect's Configuration Tool
Statement of Work

                                  (VERSION 1.0)


                                [SELECTICA LOGO]


                 PROPOSAL FOR ACT - ASPECT'S CONFIGURATION TOOL
                               BY: SELECTICA, INC.
__________

Introduction
Aspect Telecommunications is embarking on a replacement project for Quote IT, their current configuration and quoting tool. The first phase of this project has a deliverable date of Aug 1. This statement of work covers the scope of the functionality that Selectica can deliver in its fixed bid for the project. For purposes of this document, Selectica will refer to the project as ACT or Aspect's Configuration Tool.

Objective
ACT, Aspect's Configuration Tool is targeted to an audience knowledgeable on Aspect products and includes Aspect's product managers, pricing managers, direct sales force and around 10 distributors. ACT will run on a standalone computer such as a laptop, and will be capable of uploading quotes to a centralized Quote repository. ACT will present Aspect's new packaging of products as the primary interface for configuration, and build new systems and add-ons. The first phase of ACT will be deployed Aug 1, 1999.

Project Manager:
Selectica shall assign Sara Kern as the Project Manager for the Services provided under, and for the duration of, this Statement of Work. Other Selectica resources are to be named and approved by Aspect's project manager five days after the effective date of the License Agreement. All assigned personnel shall not be re-assigned from this project unless Customer has provided its prior written approval.

Deployment
The system will be deployed for remote users on a mobile platform. The minimum mobile platform requirements are:

           Platform:          Win 95/Win NT P166 MHz CPU
           RAM:               32M
           Hard Disk:         2G with up to 30M of free disk space
           CD ROM drive
           Browser:           Netscape 4.x or Internet Explorer 4.x (latest
                              versions recommended)

System
The system will allow users to configure new systems (multi-site and module at a time), services and add-ons. It will generate a high level quote with line item consolidation for the following areas:
-     Customer Relationship Management
-     Customer Self Service
-     Customer Interaction
-     Platforms
-     Services
-     Addons

NOTE: CUSTOMER DATAMART (IS SCHEDULED FOR A LATER PHASE). ADDONS WILL ALLOW QUOTES FOR EXISTING CUSTOMERS WHO MAY WISH TO ADD TO EXISTING SYSTEMS.


THESE AREAS WILL COVER EXISTING PRODUCTS COVERED BY QUOTE IT, AND MODEL CODES THAT ARE AVAILABLE IN THE JUNE 1 PRICE BOOK:


Output
The system will generate a Word template based quote that can be printed (like Quote IT) using the existing templates and (a modified version of) the existing program "parser" generating this output.
The configuration can also be saved and retrieved for later modifications. Synchronization of Quotations
The system will have the ability to upload quotes created on the remote platform up to a centralized server.

Pricing Data
There are 2 categories of prices:

1. For existing customers requiring add-on products, pricing is driven off the old cost of goods sold.

2. For new customers, new systems and new system add-ons, pricing is driven off a new list price and new cost of goods sold.

Aspect will provide an excel spreadsheet with the model codes and list prices. This file will contain the following minimum fields (all fields that are necessary to derive the final quote):
Model Code, COGS, Description, Market Uplift %, Uplift % by country (same for all model codes for a country), Transfer rate by country, Tariff % by country, etc. and support related information. Distributors will also be covered in this file.

Customer Data
Region specific customer data will be used to present customer lists customer id, Bill To and Ship To addresses.

Discounts
Discount options available today in the current Quote it! Tool will be available in ACT. This includes customer level default, line-level, group and overall discounts.

Service Configuration
Service will be quoted as part of new system configurations. The Service configuration requirements and rules are currently being evaluated and understood by Aspect. The interface and impact of this on ACT are expected to be non-trivial.

Security
All knowledgebase files will be encrypted. All price files will be encrypted as well. Price files will be unlocked via a pass-code.
Responsibilities
Aspect is responsible for:
-     Documentation of Rules
-     Help System Development
-     User Interface Design
-     All reviews
-     Testing
-     Flattened Price Files in the format specified for both formats
-     Customer Information files (regionalized)
-     Deployment of ACT to Aspect sales force

Selectica is responsible for:
-     Knowledge-base development
-     User interface development

-     Integration with framework
-     Packaging ACT for simple download (or CD) installation.
-     Oracle order entry integration

Web Deployment: Selectica has agreed to include this and feels that it can deploy the Web application by Aug 31, 1999.

Future Phase(s)
-     Customer Datamart (3rd quarter release)
-     Upgrades
-     Change Orders
-     Free-form (outside price list) add-ons

Fixed Price Bid: Subject to the "Fixed Price Bid Criteria" incorporated into this Exhibit "C", Selectica agrees to fix price bid this Statement of Work at $[*].

Payment Schedule:

Milestone #1 : acceptance of GUI design (approximately 15-Jun-99)                            25%       $[*]
Milestone #2 : successful completion of Beta testing (approximately 15-Jul-99)               25%       $[*]
Milestone #3 : successful implementation and acceptance of all deliverables (1-Aug-99)       50%       $[*]


FIXED COST BID CRITERIA

           TOTAL PROJECT ELAPSED TIME: TEN WEEKS FROM MAY 24, 1999

Fixed Cost Bid Based on Following Criteria:

1) Aspect Telecommunications provides all product names, model numbers, and data/rules for all products involved in this project by end of business day Tuesday June 1, 1999. For product configurations this will include any existing functional spec documentation, augmented with notes as necessary to describe variation of the current rules/products from original spec. For product pricing both old and new pricing models will be provided in an excel spreadsheet. Pricing formulas for International will be provided. For services/support pricing Aspect will provide a description on the support options offered and the pricing rules that support the options.

2) The user application interface will be approved by Aspect no later than Tuesday June 15 (layouts, navigation, color & font etc). If approved with changes, Aspect must submit clear design change requirements for update by Selectica within two business days.
3) No product changes, including rules, pricing, or product numbers will be allowed during the development period unless approved in writing by Selectica Project Manager and the Aspect Project Manager.
4) Aspect Telecommunications agrees to provide sign-off approval of design changes, product design, or product recommendations by the following day end of business day.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5) Aspect shall provide at least four complete work environments for Selectica project personnel. Selectica will work primarily at the Aspect location based on space availability at Aspect. Selectica agrees to provide workspace for the Aspect project manager at Selectica site.

6) Selectica agrees to complete the mobile application for deployment to the Aspect Salesforce by August 1, 1999. Selectica agrees to create a web interface for use by web-users after the initial mobile deployment at no additional charge to Aspect by August 31.

If Aspect is unable to provide information or approvals as outlined above, Selectica shall have the right to adjust professional services charges for weekend, overtime, and extensions of hours required to meet project deadlines after giving 2 business days notice to the Aspect Project Manager and having obtained approval of such expenses in advance. Aspect agrees that delays caused by Aspect will cause overall project delays, and shall not be the responsibility of Selectica. In case of project delay due to above conditions, Aspect shall not withhold monies due to Selectica.

Selectica Project Management and Consulting Engineer rates for future sizing efforts will be in effect for a period of twelve months from the acceptance date of the Agreement between Selectica and Aspect. The rates are as follows:

           Project Management             $[*]/hour
           Consulting Engineer            $[*]/hour

Selectica agrees to provide Aspect Telecommunications with a "Minimum/Maximum" quotation on any product or product line which falls outside the time guidelines of the Agreement.


TERMINATION OF STATEMENT OF WORK. Subject to the Fixed Price Criteria under this Statement of Work, if the Deliverables hereunder are not delivered by August 1, 1999, or such Deliverables fail to meet the specifications under this Statement of Work on August 1, 1999, then Customer may immediately terminate this License Agreement and all of its Exhibits and receive a full refund for the Software License fees, Maintenance Fees and Services Fees paid to Selectica thereunder.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   [GRAPHIC]

-----------------------------------------------------------------------------------------------------------------------------------
                                  *REPORT DATE: 05/21/99        TICKET         RECENT PRICE       P/E RATIO      DIVIDEND YIELD
                                                             ----------------------------------------------------------------------
ASPECT TELECOMMUNICATIONS CORPORATION                            ASPT              8.563            99.61              NA
                                                             ----------------------------------------------------------------------
SHARES OUTSTANDING: 48,859,000                  ISSUE TYPE    52 WEEK HIGH        37,188            99.61        ANNUAL DIVIDEND
MARKET VALUE: 418,355,000
EXCHANGE: Nasdaq National Market                    C         52 WEEK LOW          6.000             N/E               NA
-----------------------------------------------------------------------------------------------------------------------------------
Major Shareholders ??? ??? to Major ??? Stock     FYE                                ??? ???
-----------------------------------------------------------------------------------------------------------------------------------
ENTITIES AFFILIATED WITH PMR CORP. 14.90%         12/31     PROFITABILITY             1997     LEVERAGE                     1997
MASSACHUSETTS FINANCIAL SERVICES CO. 12.80%   ------------  Net Inc/Comm. Equity      0.13     Total Liab/Total Assets      0.28
                                                            Net Inc/Total Assets      0.09     Total Liab/Inv. Cap.         0.37
                                                            Net Income/Inv. Cap.      0.13     Total Liab/Comm. Equity      0.38
                                                            Pretax Inc/Net Sales      0.15     Interest Coverage Ratio      206.73
                                                            Net Income/Net Sales      0.09     Current Debt/Equity          0.02
                                                            Cash Flow/Net Sales       0.14     LTD/Equity                   0.02
                                                            SG&A/Net Sales            0.27     Total Debt/Equity            0.05

                                                            ASSET UTILIZATION                  LIQUIDITY
                                                            Receivables Turnover      4.50     Quick Ratio                  2.43
                                                            Inventory Turnover        31.74    Current Ratio                2.77
                                                            Inventory Day Sales       11.34    Res./Curr. Assets            0.33
                                                            Net Sales/Work Cap.       2.30     Inv./Curr. Assets            0.05
                                                            Net Sales/PP&E            6.65
                                                          -------------------------------------------------------------------------
----------------------------------------------
              PER SHARE OVERVIEW
----------------------------------------------
  DATE      EARNINGS   DIVIDEND    P/E RATIO
03/31/99      0.08        NA         82.81
09/30/98     -0.48        NA          N/E
06/30/98     -0.62        NA          N/E
03/31/98      0.72        NA         37.24
12/31/97      0.67        NA         31.16
09/30/97      0.79        NA         29.59
06/30/97      0.87        NA         25.57
03/31/97      0.82        NA         23.78
----------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT (MILLIONS)       03/31/99        09/30/98       06/30/98       03/31/98       QUARTERLY REVENUE YEAR OVER YEAR*
Total Revenues (Net Sales)         100.09          137.95         126.09         113.46
 Cost of Goods Sold                 53.39           60.14          56.32          48.34
 Selling and Admin Expenses         45.94           40.41          35.62          31.08
Operating Income                   -18.75           17.94          18.03          21.00
 Amortization & Depreciation         NA              NA             NA             NA                      [GRAPH]
 Internet Expense                    NA              NA             NA             NA
Pretax Income                      -18.97           18.37           9.22          23.41
 Other Income                        NA              NA             NA             NA
Net Income before Extraordinary
 Items/Disc Oper                   -13.28           11.24           1.69          13.90
 Net Income                        -13.28           11.24           1.69          13.90

-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET (MILLIONS)                                                                          FIVE YR SALES TO NET INCOME
ASSETS
Cash & Short Term Investments      208.74          205.76          82.94         146.81
Receivables - Total                 96.22          141.41         106.59          94.87
Inventories - Total                 22.33           14.22          12.28          13.27
 TOTAL CURRENT ASSETS              352.53          378.86         216.53         271.09
Net Property, Plans, and
 Equipment                          69.00           69.43          67.60          62.16
 TOTAL ASSETS                      545.08          583.49         415.85         377.41
-------------------------------------------------------------------------------------------                [GRAPH]
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable                    14.97           16.16          16.50          12.12
Debt in Current Liabilities          1.90            4.50           6.80           6.15
 Total Current Liabilities         107.82          101.39          99.18          86.61
Long-Term Debt - Total               NA              NA             5.78           6.61
 TOTAL LIABILITIES                 267.52          261.07         104.96          93.22
-----------------------------------------------------------------------------------------------------------------------------------
Minority Interests                   NA              NA             NA             NA               ANNUAL SUMMARY DATA
Preferred Stock                      NA              NA             NA             NA      ----------------------------------------
Common Stock                       135.97          172.39         172.30         147.90      Year     Sales*    Net Income*    EPS
Retained Earnings                  143.17          150.78         139.54         137.85      12/93    106.47       11.48      0.27
Treasury Stock                       NA              NA             NA             NA        12/94    147.24       17.57      0.41
 Total Stockholders' Equity        277.56          322.42         310.90         284.19      12/95    198.97       23.99      0.55
 Total Liabilities and                                                                       12/96    308.70       37.63      0.79
  Stockholders' Equity             545.08          583.49         415.85         377.41      12/97    390.64       35.18      0.67
-------------------------------------------------------------------------------------------
CASH FLOW SUMMARY (MILLIONS)                                                                Growth
Net Cash Provided by Operations     23.78           11.67          24.28           6.49      Rates     40.63       43.35     46.29
Net Cash Provided by Investments   -10.48         -185.49         -74.15         -56.08
Net Cash Provided by Financing      -7.62          142.45          -2.25           1.94
-----------------------------------------------------------------------------------------------------------------------------------
COMPANY DESCRIPTION      PRIMARY SIC CODE:   3661                                     I/B/E/S(R) FORECAST DATA
-----------------------------------------------------------------------------------------------------------------------------------
Develops, manufactures, markets and supports systems for call                                 EPS-99    DPS-99    EPS-00    DPS-00
transaction processing, call center automation and networking,      Mean Estimate             -0.81       --       0.02       --
and interactive voice response; And provides consulting,            Number of Estimates        9          --       9          --
training, and systems integration services which help               Projected P/E Ratio        0.00       --     361.18       --
companies plan, staff and manage call centers effectively.          Year/Year Growth (%)    -194.19       --    -102.47       --
                                                                 ------------------------------------------------------------------
                                                                                              OWNERSHIP
                                                                 ------------------------------------------------------------------
                                                                         TYPE        DATE (Q.M)    OWNERS    HELD (000S)     %OWN
                                                                         INST        03/31/99(Q)     97        37,425        73.15
                                                                      INSIDERS       02/28/99(M)     26           623         1.21
                                                                 ------------------------------------------------------------------
                                                                                               ADDRESS
                                                                 ------------------------------------------------------------------
                                                                    1730 FOX DRIVE                        TEL      408-325-2200
                                                                    CITY:                                STATE     ZIP
                                                                    SAN JOSE                              CA       95131-2312
-----------------------------------------------------------------------------------------------------------------------------------
Copyright (C) Disclosure Inc., 1999. All rights reserved. Provided by nasdaq-amex.com. No copies may be sold or re-distributed.
User assumes all risk of any errors.
* The date on which the information contained in this report was compiled. Report does not reflect the most current information on this company. Refer to Company News.